                                                Rule 424(b)(3)
                                                File No. 33-62479

Pricing Supplement: No. 43                      Dated: March 18, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes - Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $5,000,000               Issue Price: 100%

Original Issue Date: March 21, 1997        Stated Maturity Date: March 21, 2002

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency:  U.S. Dollars
            (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
            (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
            (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:    [_] Commercial Paper Rate [_] LIBOR [_] Treasury Rate
              [_] Federal Funds Rate [_] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 21st day of March and September of each year, beginning September 22, 1997, up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A.

                                                Rule 424(b)(3)
                                                File No. 33-62479

Pricing Supplement: No. 43                      Dated: March 18, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)


Initial Interest Rate: 7.03%

Index Maturity: N/A.

Day Count Convention: 30/360

Maximum Interest Rate: N/A                 Minimum Interest Rate: N/A

Spread (+/-): N/A                          Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .21%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 43
                       UNDER MTN-SERIES G PROGRAM: $1,324,750,000.00
                   b)  CUSIP #42333HHC9

Agent:  J.P. Morgan Securities, Inc.
        60 Wall Street
        New York, New York 10260-0060